Exhibit 10.1

AMENDED AND RESTATED

EXECUTIVE EMPLOYMENT AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into effective March 1, 2019 (the “Effective Date”), by and between Armand Girard (“Executive”) and GlycoMimetics, Inc. (the “Company”).

WHEREAS, the Company desires to continue to employ Executive to provide personal services to the Company, and Executive wishes to continue to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits; and

WHEREAS, this Agreement amends, restates and supersedes in its entirety Executive’s Executive Employment Agreement dated March 11, 2016  (the “Prior Agreement”).

Accordingly, in consideration of the mutual promises and covenants contained herein, the parties agree to the following:

1.           EMPLOYMENT BY THE COMPANY.

1.1          Term.  The term of employment hereunder will be for the four year period commencing on the Effective Date and ending on the fourth anniversary of the Effective Date, subject to termination prior thereto pursuant to Sections 5,  6,  7,  8 or 9 below.  Unless the Company gives notice of its intent not to renew Executive’s employment hereunder, or Executive gives written notice to the Company of his determination not to renew his service and employment hereunder, in any case at least sixty (60) days prior to the fourth anniversary of the Effective Date, this Agreement, and Executive’s employment by the Company hereunder, shall be renewed for one year from that anniversary.  Thereafter, unless the Company or Executive gives written notice of determination not to renew at least sixty (60) days prior to the next succeeding anniversary of the Effective Date, this Agreement shall be renewed for one year from that anniversary.  The term “Service Period” shall mean the four year period provided for in this Section 1.1 and any extension thereof, or any shorter period resulting from any termination of service under Sections 5,  6,  7,  8 or 9 hereof.

1.2          Position.  Executive will be assigned initially to the position of Senior Vice President, Strategy and Corporate Development for the Company.  During the term of Executive’s employment with the Company, Executive will devote his best efforts and substantially all of his business time and attention to the business of the Company.

1.3          Duties.  Executive will report to the Chief Executive Officer or such other Company executive designated by the Chief Executive Officer, performing such duties as are normally associated with his then current position and such duties as are assigned to him from time to time, subject to the oversight and direction of the Chief Executive Officer or his/her designee. Executive shall perform his duties under this Agreement principally out of the Company’s Rockville, Maryland location, or such other location as assigned.  In addition, Executive shall make such business trips to such places as may be necessary or advisable for the efficient operations of the Company.

1.4          Company Policies and Benefits.  The employment relationship between the parties shall also be subject to the Company’s personnel policies and procedures as they may be interpreted, adopted, revised or deleted from time to time in the Company’s sole discretion.  Executive will be eligible to participate on the same basis as similarly situated employees in the Company’s benefit plans in effect from time to time during his employment.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.  The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.  Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

1.5          Time to be Devoted to Service.  Except for reasonable vacations, absences due to temporary illness, and activities that may be mutually agreed to by the parties, Executive shall devote his entire time, attention and energies during normal business hours and such evenings and weekends as may be reasonably required for the discharge of his duties to the business of the Company during the Service Period.  During the Service Period, Executive will not be engaged in any other business activity, which, in the reasonable judgment of the Chairman of the Board of the Company, conflicts with the duties of Executive hereunder, whether or not such activity is pursued for gain, profit or other pecuniary advantage.  The Company further acknowledges and agrees that, subject to the prior written approval by a majority of the Board of Directors (which majority shall exclude Executive if Executive is a then current member of the Board of Directors) and consistent with the terms of the Employee Proprietary Information Agreement (as defined in Section 3 below), Executive may serve on the boards of directors and advisory boards of other companies provided that such service does not interfere with the performance of Executive’s duties hereunder.

2.            COMPENSATION.

2.1          Base Salary.  Executive shall receive for Executive’s services to be rendered hereunder an initial annualized base salary of $335,000, subject to review and adjustment from time to time by the Company in its sole discretion and payable subject to standard federal and state payroll withholding requirements in accordance with Company’s standard payroll practices (“Base Salary”).

2.2          Bonus.  Beginning in 2019, Executive shall be eligible to be awarded an annual cash bonus pursuant to the Company’s annual performance bonus plan (“Bonus”), with the initial target amount of such bonus equal to 35% of Executive’s Base Salary during the then current bonus year (“Target Bonus”), subject to review and adjustment from time to time by the Company in its sole discretion, payable subject to standard federal and state payroll withholding requirements.  Whether or not Executive is awarded any Bonus will be dependent upon (a) the actual achievement by Executive and the Company of the applicable individual and corporate performance goals, as determined by the Board’s Compensation Committee in its sole discretion, and (b) Executive’s continuous performance of services to the Company through the date any Bonus is paid.  The Bonus may be greater or lesser than the Target Bonus and may be zero.  The annual period over which performance is measured for purposes of this bonus is January 1 through December 31.  Any Bonus awarded pursuant to this Section 2.2 will be paid on or before March 15 of the year following the year for which it is awarded.

2.3          Expense Reimbursement. The Company will reimburse Executive for reasonable business expenses in accordance with the Company’s standard expense reimbursement policy.  For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3.             PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS. The parties hereto have entered into an Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement attached hereto as Exhibit A (the “Employee Proprietary Information Agreement”), which may be amended by the parties from time to time without regard to this Agreement.  The Employee Proprietary Information Agreement contains provisions that are intended by the parties to survive and do survive termination or expiration of this Agreement.

4.            NO CONFLICT WITH EXISTING OBLIGATIONS.  Executive represents that Executive’s performance of all the terms of this Agreement and as an Executive of the Company do not and will not breach any agreement or obligation of any kind made prior to Executive’s employment by the Company, including agreements or obligations Executive may have with other employers or entities for which Executive has provided services.  Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

5.            TERMINATION DUE TO DEATH OR DISABILITY.

5.1          Death or Disability.  If Executive dies while employed pursuant to this Agreement, then all obligations of the parties hereunder shall terminate immediately.  If Executive is unable due to a physical or mental condition to perform the essential functions of his/her position with or without reasonable accommodation for ninety (90) consecutive days or for one-hundred and eighty (180) days in the aggregate during any twelve (12) month period or based on the written certification by two licensed physicians of the likely continuation of such condition for either such period (such condition being herein referred to as “Disability”), the Company, at its option, may terminate Executive’s employment under this Agreement immediately upon giving his notice to that effect.  This definition shall be interpreted and applied consistent with the Americans with Disabilities Act, the Family and Medical Leave Act, and other applicable law.  Termination pursuant to this Section 5 is hereinafter referred to as a “Death or Disability Termination”.

5.2          Substitution.  The Board of Directors may designate another employee to act in Executive’s place during any period of Executive’s Disability during the Service Period.  Notwithstanding any such designation, Executive shall continue to receive Executive’s Base Salary and benefits in accordance with Sections 1.4 and 2 of this Agreement until Executive becomes eligible for disability income under the Company’s disability income insurance (if any) or until the termination of Executive’s employment, whichever shall first occur.

5.3          Disability Income Payments.  While receiving disability income payments under the Company’s disability income insurance (if any), Executive shall not be entitled to receive any Base Salary, but shall continue to be eligible to participate in all other compensation and benefits in accordance with Sections 1.4 and 2  until the date of his termination.  Notwithstanding the foregoing and in accordance with the Company’s benefit plans, Executive may be ineligible for coverage as an employee under the Company’s group health insurance plan during the period of Executive’s Disability, in which case continued coverage will be based on eligibility for COBRA or applicable state continuation coverage.  All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan.

5.4          Verification of Disability.  If any question shall arise as to whether during any period Executive is disabled through any illness, injury, accident or condition of either a physical or psychological nature so as to be unable to perform substantially all of Executive’s duties and responsibilities hereunder, Executive may, and at the request of the Company shall, submit to a medical examination by one or more licensed physicians selected by the Company to whom Executive or Executive’s guardian has no reasonable objection to determine whether Executive is so disabled and such determination shall for the purposes of this Agreement be conclusive of the issue.  If such question shall arise and Executive shall fail to submit to such medical examination, the Company’s determination of the issue shall be binding on Executive.

6.            TERMINATION FOR CAUSE.  The Company may terminate the employment of Executive hereunder at any time for “cause” (such termination being hereinafter referred to as a “Termination for Cause”) by giving Executive notice of such termination as described in Section 9.5, upon the giving of such notice termination shall take effect immediately.  For the purpose of this Section 6, “cause” will mean that the Company has determined in its sole discretion that any of the following occurred: (a) Executive’s breach of fiduciary duty or substantial misconduct with respect to the business and affairs of the Company or any subsidiary or affiliate thereof, (b) Executive’s neglect of duties or failure to act which can reasonably be expected to materially adversely affect the business or affairs of the Company, the Company or any subsidiary or affiliate thereof, (c) Executive’s material breach of this Agreement, or of any provision of the Employee Proprietary Information Agreement which, to the extent curable, is not cured within 15 days after written notice thereof is given to Executive, (d) the commission by Executive of an act involving moral turpitude or fraud, (e) Executive’s conviction of any felony, or of any misdemeanor involving fraud, theft, embezzlement, forgery or moral turpitude, (f) other conduct by Executive that is materially harmful to the business or reputation of the Company, including but not limited to his conduct found to be in violation of the Company’s policies prohibiting harassment or discrimination, or (g) the expiration of this Agreement.

7.            TERMINATION WITHOUT CAUSE.  The Company, on recommendation from the Board of Directors of the Company, may terminate the employment of Executive hereunder at any time without “cause” (such termination being hereinafter called a “Termination Without Cause”) by giving Executive notice of such termination as described in Section 9.5.  Executive’s termination of employment under this Section 7 will take effect immediately upon the giving of such notice.

8.            RESIGNATION BY EXECUTIVE.

8.1          Without Good Reason.  Any resignation by Executive other than for Good Reason (as defined below) will be referred to hereinafter as a “Resignation”.  A Resignation will be deemed to be effective following notice under Section 9.5.

8.2          With Good Reason.  Provided Executive has not previously been notified of the Company’s intention to terminate Executive’s employment, Executive may resign from employment with the Company for Good Reason (as defined below) by giving the Company written notice of such termination in compliance with Section 9.5 and provided that such notice specifies:  (i) the basis for termination; and (ii) the effective date of termination (such termination being hereinafter referred to as a “Termination for Good Reason”).  For purposes of this Agreement, the term “Good Reason” shall mean any of the following without Executive’s prior written consent: (x) any material diminution of Executive’s duties or responsibilities hereunder (except in each case in connection with a Termination for Cause or as a result of Executive’s death or Disability), or, the assignment to Executive of duties or responsibilities that are materially inconsistent with Executive’s then position; provided, however, that the acquisition of the Company and subsequent conversion of the Company to a division or unit of the acquiring company will not by itself result in a diminution of Executive’s duties or responsibilities; (y) any material breach of the Agreement by the Company which is not cured within 15 business days after written notice thereof is given to the Company; or (z) a relocation of Executive from the Company’s principal office to a location more than 35 miles from the location of the Company’s principal office, other than on required travel by Executive on the Company’s business or on a temporary basis not to exceed a period equal to two calendar months; provided, however, that any such termination by Executive shall only be deemed for Good Reason pursuant to this definition if:  (1) Executive gives the Company written notice of his intent to terminate for Good Reason within 30 days following the first occurrence of the condition(s) that he believes constitute(s) Good Reason, which notice shall describe such condition(s); (3) the Company fails to remedy such condition(s) within 30 days following receipt of the written notice (the “Cure Period”); (3) the Company has not, prior to receiving such notice from Executive, already informed Executive that his employment with the Company is being terminated; and (4) Executive voluntarily terminates his employment within 30 days following the end of the Cure Period.

9.            EFFECT OF TERMINATION OF EMPLOYMENT.

9.1          Voluntary Termination, Death or Disability Termination, or a Termination for Cause.  Upon the termination of Executive’s employment hereunder pursuant to a Voluntary Termination, Death or Disability Termination, or a Termination for Cause, neither Executive nor his beneficiary or estate will receive severance payments, or any other severance compensation or benefit, or have any further rights or claims against the Company, its affiliates, or its subsidiaries under this Agreement except to receive:

(a)          the accrued but unpaid portion of Executive’s then current Base Salary, computed on a pro-rata basis to the date of such termination, subject to the Company’s standard payroll policies;

(b)          all compensation and benefits payable to Executive based on his then current participation in any compensation or benefit plan, program or arrangement through the date of termination; and

(c)          reimbursement for any expenses for which Executive shall not have theretofore been reimbursed as provided in the Company’s standard expense reimbursement policy.

9.2          Termination Without Cause or for Good Reason (Other Than Change in Control).  Upon the termination of Executive’s employment hereunder pursuant to a Termination Without Cause or a Termination for Good Reason (other than in connection with a Change in Control (as defined below)), neither Executive nor his beneficiary or estate will have any further rights or claims against the Company, its affiliates or its subsidiaries under this Agreement except to receive:

(a)          a termination payment equal to that provided for in Section 9.1 hereto; and

(b)          if Executive executes a general release in favor of the Company, substantially in the form attached hereto as Exhibit B (the “Release”), and subject to Section 9.2(c) (the date that the Release becomes effective and may no longer be revoked by Executive is referred to as the “Release Date”), then the Company shall pay to Executive the following severance benefits (such benefits referred to as “Severance Benefits”): (i) continuation of Executive’s then current Base Salary for a period of twelve (12) months from the Release Date (such applicable period is referred to as the “Severance Period”), less applicable withholdings and deductions (“Severance Pay”), paid in equal installments  beginning on the Company’s first regularly scheduled payroll date that is at least sixty (60) days following the Release Date (the “Severance Pay Commencement Date”), with the remaining installments occurring on the Company’s regularly scheduled payroll dates thereafter; provided, however, that on the Severance Pay Commencement Date, the Company will pay in a lump sum the aggregate amount of the Severance Pay that the Company would have paid Executive through such date had the payments commenced on the first regular payroll date following the Separation from Service (as defined below) through the Severance Pay Commencement Date, with the balance paid thereafter on the applicable schedule described above; and (ii) payment of the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, for a maximum period of twelve (12) months following his Termination Without Cause or a Termination for Good Reason (other than in connection with a Change in Control (as defined below)) (such period subject to the qualifications of this Section 9.2(b) referred to as “COBRA Payment Period”); provided, however, that (a) the Company shall pay premiums for Executive and Executive’s eligible dependents only for coverage for which Executive and Executive’s eligible dependents were enrolled immediately prior to the Termination Without Cause or Termination for Good Reason; (b) the Company’s obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive or upon Executive no longer being eligible for COBRA during the COBRA Payment Period; and (c) the Company’s obligation to pay such premiums shall be contingent on Executive’s timely election of continued group health insurance coverage under COBRA. Vesting of any unvested stock options and/or other equity securities shall cease on the date of termination following Executive’s Termination Without Cause or a Termination for Good Reason (other than in connection with a Change in Control (as defined below)).  In addition, the Company’s severance obligation shall be reduced by the amount of any salary received by Executive from another employer during the Severance Period.  Executive agrees to inform the Company promptly if he obtains other employment during the Severance Period.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive, on the first day of each month of the remainder of the COBRA Payment Period, a fully taxable cash payment equal to the COBRA premiums for that month, subject to applicable tax withholdings and deductions (such amount, the “Special Severance Payment”).

(c)          To receive the Severance Benefits pursuant to Section 9.2(b), Executive’s termination or resignation must constitute a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (“Separation from Service”) and Executive must execute and allow the Release to become effective within 60 days of Executive’s termination or resignation.  Executive’s ability to receive the Severance Benefits pursuant to Section 9.2(b) is further conditioned upon him: returning all Company property; complying with post-termination obligations under this Agreement and the Employee Proprietary Information Agreement, and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.  The Severance Benefits provided to Executive pursuant to Section 9.2(b) are in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program.

(d)          The damages (if any) caused to Executive by a Termination Without Cause or a Termination for Good Reason would be difficult to ascertain; therefore, the Severance Benefits for which Executive is eligible pursuant to Section 9.2(b) above in exchange for the Release is agreed to by the parties as liquidated damages, to serve as full compensation, and not a penalty.

9.3          Change in Control Severance Benefits.

(a)          In the event that the Company (or any surviving or acquiring corporation) terminates Executive’s employment for a Termination Without Cause or Executive resigns in connection with a Termination for Good Reason within 12 months following the effective date of a Change in Control (“Change in Control Termination”), and upon compliance with Section 9.2(c) above, Executive shall be eligible to receive the following Change in Control severance benefits instead of the Severance Benefits set forth in Section 9.2 above: (i) a lump-sum cash payment in an amount equal to Executive’s annual Base Salary then in effect for a period of twelve (12) months, less applicable withholdings and deductions, paid on the 60th day following the Change in Control Termination; (ii) an amount equal to Executive’s Target Bonus award for the 12 month period immediately prior to Executive’s Change in Control Termination, paid in a lump sum on the 60th day following the Change in Control Termination and (iii) the Company (or any surviving or acquiring corporation) shall pay the premiums of Executive’s group health insurance COBRA continuation coverage, including coverage for Executive’s eligible dependents, during the twelve (12) month period following a Change in Control Termination (such period subject to the qualifications of this Section 9.3(a) referred to as “CIC COBRA Payment Period”); provided, however, that (a) the Company (or any surviving or acquiring corporation) shall pay premiums for Executive and Executive’s eligible dependents only for coverage for which Executive and Executive’s eligible dependents were enrolled immediately prior to the Change in Control Termination; and (b) the Company’s (or any surviving or acquiring corporation’s) obligation to pay such premiums shall cease immediately upon Executive’s eligibility for comparable group health insurance provided by a new employer of Executive or upon Executive no longer being eligible for COBRA during the CIC COBRA Payment Period; and (c) the Company’s obligation to pay such premiums shall be contingent on Executive’s timely election of continued group health insurance coverage under COBRA.  Executive agrees that the Company’s (or any surviving or acquiring corporation’s) payment of health insurance premiums will satisfy its obligations under COBRA for the period provided.  No insurance premium payments will be made following the effective date of Executive’s coverage by a health insurance plan of a subsequent employer.  For the balance of the period that Executive is entitled to coverage under federal COBRA law, if any, Executive shall be entitled to maintain such coverage at Executive’s own expense.  Notwithstanding the foregoing, if at any time the Company determines, in its sole discretion, that the payment of the COBRA premiums would result in a violation of the nondiscrimination rules of Section 105(h)(2) of the Code or any statute or regulation of similar effect (including, without limitation, the 2010 Patient Protection and Affordable Care Act, as amended by the 2010 Health Care and Education Reconciliation Act), then in lieu of providing the COBRA premiums, the Company will instead pay Executive, on the first day of each month of the remainder of the CIC COBRA Payment Period, the Special Severance Payment.

(b)          To receive the payments in Section 9.3(a), Executive’s termination or resignation must constitute a Separation from Service (as defined under Treasury Regulation Section 1.409A-1(h)) and Executive must execute and allow the Release to become effective within 60 days of Executive’s termination or resignation.  Executive’s ability to receive benefits pursuant to Section 9.3(a) is further conditioned upon him: returning all Company property; complying with his post-termination obligations under this Agreement and the Employee Proprietary Information Agreement, and complying with the Release including without limitation any non-disparagement and confidentiality provisions contained therein.

(c)          In addition, notwithstanding anything contained in Executive’s stock option agreements to the contrary, upon a Change in Control Termination, and provided that Executive executes the Release within the timeframe provided by the Company, Executive shall receive accelerated vesting of all then unvested shares of the Company’s Common Stock subject to outstanding stock options that he then may have, if any, provided, however, that Executive’s stock options shall remain outstanding following the date of Executive’s Change in Control Termination if and to the extent necessary to give effect to this Section 9.3(c) subject to earlier termination under the terms of the equity plan under which such awards were granted and the original maximum term of the award (without regard to Executive’s termination).  For the avoidance of doubt, if Executive has been awarded Restricted Stock Units by the Company, Executive’s outstanding Restricted Stock Units that are unvested as of the date of a Change in Control Termination shall not vest upon the Change in Control Termination, unless otherwise determined by the Board or the Compensation Committee of the Board or otherwise set forth in the grant notices or agreements governing the Restricted Stock Units.

(d)          As used in this Agreement, a “Change in Control” is defined as the first to occur of the following: (a) a sale, lease, exchange or other transfer in one transaction or a series of related transactions of all or substantially all of the assets of the Company (other than the transfer of the Company’s assets to a majority-owned subsidiary corporation); (b) a merger or consolidation in which the Company is not the surviving corporation (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the corporation or other entity surviving such transaction); (c) a reverse merger in which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise (unless the holders of the Company’s outstanding voting stock immediately prior to such transaction own, immediately after such transaction, securities representing at least fifty percent (50%) of the voting power of the Company); or (d) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred.  Notwithstanding the foregoing, to the extent that the Company determines that any of the payments or benefits under this Agreement that are payable in connection with a Change in Control constitute deferred compensation under Section 409A that may only be paid on a qualifying transaction (that is, they are not “exempt” under 409A), the foregoing definition of Change in Control shall apply only to the extent the transaction also meets the definition used for purposes of Treasury Regulation Section 1.409A-3(a)(5), that is, as defined under Treasury Regulation Section 1.409A-3(i)(5).

9.4          Parachute Taxes.

(a)          If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change of Control or other similar transaction (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount.  The “Reduced Amount” will be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax, or (y) the largest portion, up to and including the total, of the Payment, whichever amount ((x) or (y)), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive’s receipt of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.  If a Reduced Amount will give rise to the greater after tax benefit, the reduction in the Payments will occur in the following order: (a) reduction of cash payments; (b) cancellation of accelerated vesting of equity awards other than stock options; (c) cancellation of accelerated vesting of stock options; and (d) reduction of other benefits paid to Executive.  Within any such category of payments and benefits (that is, (a), (b), (c) or (d)), a reduction will occur first with respect to amounts that are not “deferred compensation” within the meaning of Section 409A and then with respect to amounts that are.  In the event that acceleration of compensation from Executive’s equity awards is to be reduced, such acceleration of vesting will be canceled, subject to the immediately preceding sentence, in the reverse order of the date of grant.

(b)          The registered public accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the event described in Section 280G(b)(2)(A)(i) of the Code will perform the foregoing calculations.  If the registered public accounting firm so engaged by the Company is serving as accountant or auditor for the acquirer or is otherwise unable or unwilling to perform the calculations, the Company will appoint a nationally recognized firm that has expertise in these calculations to make the determinations required hereunder.  The Company will bear all expenses with respect to the determinations by such independent registered public accounting firm required to be made hereunder.  The firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company and Executive within 30 calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as reasonably requested by the Company or Executive.  Any good faith determinations of the independent registered public accounting firm made hereunder will be final, binding and conclusive upon the Company and Executive.

9.5          Notice; Effective Date of Termination.

(a)          Termination of Executive’s employment pursuant to this Agreement shall be effective on the earliest of:

(i)           immediately after the Company gives notice to Executive of Executive’s Termination for Cause or Termination Without Cause, unless pursuant to Section 6(c) in which case 15 days after notice if not cured or unless the Company specifies a later date, in which case, termination shall be effective as of such later date;

(ii)          immediately upon Executive’s death;

(iii)         immediately after the Company gives notice to Executive of Executive’s termination on account of Executive’s Disability, unless the Company specifies a later date, in which case, termination shall be effective as of such later date, provided that Executive has not returned to the full time performance of Executive’s duties prior to such date; or

(iv)         10 days after Executive gives written notice to the Company of Executive’s Resignation; provided that the Company may set a termination date at any time between the date of notice and the date of resignation, in which case Executive’s resignation shall be effective as of such other date.  Executive will receive compensation through any required notice period.

(v)          the date set forth in Section 8.2 above for a Termination for Good Reason.

(b)          In the event notice of a termination under subsections (a)(i), (iii) and (iv) is given orally, at the other party’s request, the party giving notice must provide written confirmation of such notice within 5 business days of the request in compliance with the requirement of Section 10.1 below.

9.6          Cooperation With Company After Termination of Employment. Following termination of Executive’s employment for any reason, Executive shall fully cooperate with the Company in all matters relating to the winding up of Executive’s pending work including, but not limited to, any litigation in which the Company is involved, and the orderly transfer of any such pending work to such other employees as may be designated by the Company.

9.7          Application of Section 409A.  It is intended that all of the benefits and payments under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Code Section 409A provided under Treasury Regulations 1.409A‑1(b)(4) and 1.409A‑1(b)(9), and this Agreement will be construed to the greatest extent possible as consistent with those provisions.  If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A‑2(b)(2)(iii)), Executive’s right to receive any installment payments under this Agreement (whether severance payments, reimbursements or otherwise) will be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder will at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by the Company at the time of his Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), and if any of the payments upon Separation from Service set forth herein and/or under any other agreement with the Company are deemed to be “deferred compensation”, then if delayed commencement of any portion of such payments is required to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i) and the related adverse taxation under Section 409A, the timing of the payments upon a Separation from Service will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after the effective date of Executive’s Separation from Service, and (ii) the date of Executive’s death (such earlier date, the “Delayed Initial Payment Date”), the Company will (A) pay to Executive a lump sum amount equal to the sum of the payments upon Separation from Service that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payments had not been delayed pursuant to this paragraph, and (B) commence paying the balance of the payments in accordance with the applicable payment schedules set forth above.  No interest will be due on any amounts so deferred.  To the extent that any severance payments or benefits payable to Executive pursuant to this Agreement are not otherwise exempt from the application of Code Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the payment of severance will not be made or begin until the later calendar year.

10.          GENERAL PROVISIONS.

10.1        Notices.  Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by electronic mail or confirmed facsimile if sent during normal business hours of the recipient, and if not, then on the next business day, (c) 5 days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) 1 day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the Company, “Attention Chairman of the Board,” at its primary office location and to Executive at Executive’s address as listed on the Company payroll, or at such other address as the Company or Executive may designate by 10 days advance written notice to the other.

10.2        Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provisions had never been contained herein.

10.3        Survival.  Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the parties will survive any such termination, whether by expiration of the term, termination of Executive’s employment, or otherwise, for such period as may be appropriate under the circumstances.

10.4        Waiver.  If either party should waive any breach of any provisions of this Agreement, Executive or the Company shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

10.5        Complete Agreement.  This Agreement constitutes the entire agreement between Executive and the Company with regard to the subject matter hereof.  This Agreement is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter and supersedes any prior oral discussions or written communications and agreements.  This Agreement is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by Executive and an authorized officer of the Company.  The parties have entered into a separate Employee Proprietary Information Agreement and have or may enter into separate agreement related to stock awards.  These separate agreements govern other aspects of the relationship between the parties, have or may have provisions that survive termination of Executive’s employment under this Agreement, may be amended or superseded by the parties without regard to this Agreement and are enforceable according to their terms without regard to the enforcement provision of this Agreement.

10.6        Further Assurances.  Executive agrees to execute, acknowledge, seal and deliver such further assurances, documents, applications, agreements and instruments, and to take such further actions, as the Company may reasonably request in order to accomplish the purposes of this Agreement.

10.7        Counterparts.  This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

10.8        Headings.  The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

10.9        Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Executive may not assign any of his duties hereunder and he may not assign any of his rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

10.10      Choice of Law.  All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of Maryland, without giving effect to choice of law principles.  Executive and the Company hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in the State of Maryland for any claims or suits arising from or related to this Agreement.

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Executive Employment Agreement on the day and year first written above.

GLYCOMIMETICS, INC.		EXECUTIVE:

/s/ Rachel K. King		/s/ Armand Girard
(Signature)		(Signature)

By:	Rachel K. King	By:	Armand Girard

Title:	Chief Executive Officer

Exhibit A

Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement

EMPLOYEE CONFIDENTIAL INFORMATION, INVENTIONS, NON-SOLICITATION

AND NON-COMPETITION AGREEMENT

In consideration of my employment or continued employment by GlycoMimetics, Inc., and its subsidiaries, parents, affiliates, successors and assigns (together,  “Company”) and the compensation now and later paid to me, I hereby enter into this Employee Confidential Information, Inventions, Non-Solicitation and Non-Competition Agreement (the “Agreement”) and agree as follows:

1.     CONFIDENTIAL INFORMATION PROTECTIONS.

1.1          Recognition of Company’s Rights; Nondisclosure.  I understand and acknowledge that my employment by Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein.  At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure in writing.  I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that discloses and/or incorporates any Confidential Information.  I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information shall be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent or accidental disclosure of Confidential Information.  Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

1.2          Confidential Information.  The term “Confidential Information” shall mean any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code versions, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals,  methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names; representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and  employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company.  Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me.  Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between Company and me, nothing in this Agreement shall limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

1.3          Third Party Information.  I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party

Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.  During my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information unless expressly authorized by an officer of Company in writing.

1.4          Term of Nondisclosure Restrictions.  I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1.  If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two (2) year period after the date my employment ends will be the temporal limitation relevant to the contested restriction, provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

1.5          No Improper Use of Information of Prior Employers and Others.  During my employment by Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.     ASSIGNMENTS OF INVENTIONS.

2.1          Definitions.  As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of  a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country;  and  the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

2.2          Excluded Inventions and Other Inventions.  Attached hereto as Exhibit A is a list describing all existing Inventions, if any, that may relate to Company’s business or actual or demonstrably anticipated research or development and that were made by me or acquired by me prior to the commencement of my employment with, and which are not to be assigned to, Company (“Excluded Inventions”).  If no such list is attached, I represent and agree that it is because I have no rights in any existing Inventions that may relate to Company’s business or actual or demonstrably anticipated research or development.  For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment, other than Company Inventions (defined below) and Excluded Inventions.  I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing.  Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions.  To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3          Assignment of Company Inventions. Inventions assigned to Company, or to a third party as directed by Company pursuant to Section 2.6, are referred to in this Agreement as “Company Inventions.”  Subject to Section 2.4 (Unassigned or Nonassignable Inventions) and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment by Company.  To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions.  Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights.  To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights.  I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4          Unassigned or Nonassignable Inventions.  I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using Company’s equipment, supplies, facilities, trade secrets or Confidential Information, except for those Inventions that either (i) relate to Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for Company.  In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

2.5          Obligation to Keep Company Informed.  During the period of my employment and for one (1) year after termination of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others.  In addition, I will promptly disclose to Company all patent applications filed by me or on my behalf within one (1) year after termination of employment.  At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of any applicable Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief.  Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any Confidential Information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under a Specific Inventions Law.  I will preserve the confidentiality of any Invention that does not fully qualify for protection under a Specific Inventions Law.

2.6          Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

2.7          Ownership of Work Product.

(a)          I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b)          I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

2.8          Enforcement of Intellectual Property Rights and Assistance.  I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries.  To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof.  In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company.  My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me.  I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

2.9          Incorporation of Software Code.  I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3.     RECORDS.  I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4.     DUTY OF LOYALTY DURING EMPLOYMENT.  I agree that during the period of my employment by Company I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment by Company.

5.     NO SOLICITATION OF EMPLOYEES, CONSULTANTS, CONTRACTORS, OR CUSTOMERS OR POTENTIAL CUSTOMERS.  I agree that during the period of my employment and for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, as an officer, director, employee, consultant, owner, partner, or in any other capacity, either directly or through others, except on behalf of Company:

5.1          solicit, induce, encourage, or participate in soliciting, inducing or encouraging any person known to me to be an employee, consultant, or independent contractor of Company to terminate his or her relationship with Company, even if I did not initiate the discussion or seek out the contact;

5.2          solicit, induce, encourage, or participate in soliciting, inducing, or encouraging any person known to me to be an employee,  consultant, or independent contractor of Company to terminate his or her relationship with Company to render services to me or any other person or entity that researches, develops, markets, sells, performs or provides or is preparing to develop, market, sell, perform or provide Conflicting Services (as defined in Section 6 below);

5.3          hire, employ, or engage in a business venture with as partners or owners or other joint capacity, or attempt to hire, employ, or engage in a business venture as partners or owners or other joint capacity, with any person then employed by Company or who has left the employment of Company within the preceding three (3) months to research, develop, market, sell, perform or provide Conflicting Services;

5.4          solicit, induce or attempt to induce any Customer or Potential Customer (as defined below), to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company;

5.5          solicit or assist in the solicitation of any Customer or Potential Customer to induce or attempt to induce such Customer or Potential Customer to  purchase or contract for any Conflicting Services; or

5.6          perform, provide or attempt to perform or provide any Conflicting Services for a Customer or Potential Customer.

The parties agree that for purposes of this Agreement, a “Customer or Potential Customer” is any person or entity who or which, at any time during the one (1) year period prior to my contact with such person or entity as described in Sections 5.4-5.6 above if such contact occurs during my employment or, if such contact occurs following the termination of my employment, during the one (1) year period prior to the date my employment with Company ends: (i) contracted for, was billed for, or received from Company any product, service or process with which I worked directly or indirectly during my employment by Company or about which I acquired Confidential Information; or (ii) was in contact with me or in contact with any other employee, owner, or agent of Company, of which contact I was or should have been aware, concerning the sale or purchase of, or contract for, any product, service or process with which I worked directly or indirectly during my employment with Company or about which I acquired Confidential Information; or (iii) was solicited by Company in an effort in which I was involved or of which I was aware.

6.     NON-COMPETE PROVISION.  I agree that for the one (1) year period after the date my employment ends for any reason, including but not limited to voluntary termination by me or involuntary termination by Company, I will not, directly or indirectly, as an officer, director, employee, consultant, owner, partner, or in any other capacity solicit, perform, or provide, or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory (as defined below), nor will I assist another person to solicit, perform or provide or attempt to perform or provide Conflicting Services anywhere in the Restricted Territory.

The parties agree that for purposes of this Agreement, “Conflicting Services” means any product, service, or process or the research and development thereof, of any person or organization other than Company that directly competes with a product, service, or process, including the research and development thereof, of Company with which I worked directly or indirectly during my employment by Company or about which I acquired

Confidential Information during my employment by Company.

The parties agree that for purposes of this Agreement, “Restricted Territory” means the one hundred (100) mile radius of any of the following locations: (i) any Company business location at which I have worked on a regular or occasional basis during the preceding year; (ii) my home if I work from home on a regular or occasional basis; (iii) any potential business location of Company under active consideration by Company to which I have traveled in connection with the consideration of that location; (iv) the primary business location of a Customer or Potential Customer; or (v) any business location of a Customer or Potential Customer where representatives of the Customer or Potential Customer with whom I have been in contact in the preceding year are based.

7.     REASONABLENESS OF RESTRICTIONS.

7.1          I agree that I have read this entire Agreement and understand it.  I agree that this Agreement does not prevent me from earning a living or pursuing my career.  I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests.  I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

7.2          In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

7.3          If the court declines to enforce this Agreement in the manner provided in subsection 7.2, I and Company agree that this Agreement will be automatically modified to provide Company with the maximum protection of its business interests allowed by law and I agree to be bound by this Agreement as modified.

7.4          If after applying the provisions of subsections 7.2 and 7.3, a court still decides that this Agreement or any of its restrictions is unenforceable for lack of reasonable geographic limitation and the Agreement or restriction(s) cannot otherwise be enforced, the parties hereby agree that the fifty (50) mile radius from any location at which I worked for Company on either a regular or occasional basis during the one (1) year immediately preceding termination of my employment with Company shall be the geographic limitation relevant to the contested restriction.

8.     NO CONFLICTING AGREEMENT OR OBLIGATION.  I represent that my performance of all the terms of this Agreement and as an employee of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by Company.  I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

9.     RETURN OF COMPANY PROPERTY.  When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company.  I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company.  In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed.  I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice.  Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

10.   LEGAL AND EQUITABLE REMEDIES.

10.1        I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms.  I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

10.2         I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorneys’ fees, from me.

10.3         In the event Company enforces this Agreement through a court order, I agree that the restrictions of Sections 5 and 6 will remain in effect for a period of twelve (12) months from the effective date of the order enforcing the Agreement.

11.   NOTICES.  Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other.  Notice will be effective upon receipt or refusal of delivery.  If delivered by certified or registered mail, notice will be considered to have been given five (5) business days after it was mailed, as evidenced by the postmark.  If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

12.   PUBLICATION OF THIS AGREEMENT TO SUBSEQUENT EMPLOYER OR BUSINESS ASSOCIATES OF EMPLOYEE.

12.1        If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Sections 5 and 6 of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

12.2        I agree to inform Company of all employment and business ventures which I enter into while the restrictions described in Sections 5 and 6 of this Agreement are in effect and I also authorize Company to provide copies of this Agreement to my employer, partner, co-owner and/or others involved in managing the business with which I am employed or associated and to make such persons aware of my obligations under this Agreement.

13.   GENERAL PROVISIONS.

13.1        Governing Law; Consent to Personal Jurisdiction.  This Agreement will be governed by and construed according to the laws of the State of Maryland as such laws are applied to agreements entered into and to be performed entirely within Maryland between Maryland residents.  I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in Maryland for any lawsuit filed there against me by Company arising from or related to this Agreement.

13.2        Severability.  In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.  If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

13.3        Successors and Assigns.  This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

13.4        Survival.  The provisions of this Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

13.5        Employment At-Will.  I agree and understand that nothing in this Agreement will change my at-will employment status or confer any right with respect to continuation of employment by Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

13.6        Waiver.  No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach.  No waiver by Company of any right under this Agreement will be construed as a waiver of any other right.  Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

13.7        Export.  I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

13.8        Advice of Counsel.  I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.  THIS AGREEMENT WILL NOT BE CONSTRUED

AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

13.9        Entire Agreement.  The obligations pursuant to Sections 1 and 2 (except Subsections 2.4 and 2.7(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of Inventions during such period.  This Agreement is the final, complete and exclusive agreement of the parties

This Agreement will be effective as of March 1, 2019.

with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us[; provided, however, prior to the execution of this Agreement, if Company and I were parties to any agreement regarding the subject matter hereof, that agreement will be superseded by this Agreement prospectively only].  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged.  Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS.  I HAVE COMPLETELY FILLED OUT EXHIBIT A TO THIS AGREEMENT.

/s/ Armand Girard
(Signature)

Armand Girard
(Printed Name)

ACCEPTED AND AGREED TO:

GLYCOMIMETICS, INC.

By:	/s/ Rachel King
Rachel King
Chief Executive Officer

[SIGNATURE PAGE TO CONFIDENTIAL INFORMATION, INVENTIONS,

NON-SOLICITATION AND NON-COMPETITION AGREEMENT]

EXHIBIT A

LIST OF EXCLUDED INVENTIONS

1.            Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Company that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by Company:

☒              No inventions or improvements.

☐              See below:

Title	Date	Identifying Number or Brief Description

☐        Additional sheets attached.

2.            Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship

1.

2.

3.

☐        Additional sheets attached.

Exhibit B

Release Agreement

This Release Agreement (“Release”) is made by and between GlycoMimetics, Inc. (the “Company”) and Armand Girard (“you”).  You and the Company entered into an Amended and Restated Employment Agreement dated ______________ (the “Employment Agreement”).  You and the Company hereby further agree as follows:

1.            A blank copy of this Release was attached to the Employment Agreement as Exhibit B.

2.            Severance Payments.  If your employment was terminated by the Company for a Termination Without Cause, a Termination for Good Reason, or a Change in Control Termination (as defined in the Employment Agreement) in accordance with Section 9 of the Employment Agreement, then in consideration for your execution, return and non-revocation of this Release, following the Release Date (as defined in Section 3 below) the Company will provide severance benefits to you as follows: [described benefits and payment schedule].

3.            Release by You.  In exchange for the payments and other consideration under this Release, to which you would not otherwise be entitled, and except as otherwise set forth in this Release, you hereby generally and completely release, acquit and forever discharge the Company, its parents and subsidiaries, and its and their officers, directors, managers, partners, agents, servants, employees, attorneys, shareholders, successors, assigns and affiliates (the “Releasees”), of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, both known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the execution date of this Release, including but not limited to:  all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment; claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law, statute, or cause of action; tort law; or contract law.  The claims and causes of action you are releasing and waiving in this Release include, but are not limited to, any and all claims and causes of action that the Company, its parents and subsidiaries, and its and their respective officers, directors, agents, servants, employees, attorneys, shareholders, successors, assigns or affiliates:

•	has violated its personnel policies, handbooks, contracts of employment, or covenants of good faith and fair dealing;
•

has discriminated against you on the basis of age, race, color, sex (including sexual harassment), national origin, ancestry, disability, religion, sexual orientation, marital status, parental status, source of income, entitlement to benefits, any union activities or other protected category in violation of any local, state or federal law, constitution, ordinance, or regulation, including but not limited to: the Age

Discrimination in Employment Act, as amended (“ADEA”); Title VII of the Civil Rights Act of 1964, as amended; 42 U.S.C. § 1981, as amended; the Civil Rights Act of 1866; the Fair Employment Practice Act of Maryland, Md. Code Ann., State Government, Title 20; the Worker Adjustment Retraining and Notification Act; the Equal Pay Act; the Americans With Disabilities Act; the Family Medical Leave Act; the Occupational Safety and Health Act; the Immigration Reform and Control Act; the Uniform Services Employment and Reemployment Rights Act of 1994, as amended; Section 510 of the Employee Retirement Income Security Act; and the National Labor Relations Act;

•

has violated any statute, public policy or common law (including but not limited to claims for retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to you or any member of your family and/or promissory estoppel).

Notwithstanding the foregoing, you are not releasing any right of indemnification you may have for any liabilities arising from your actions within the course and scope of your employment with the Company or within the course and scope of your role as a member of the Board of Directors and/or officer of the Company.  Also excluded from this Release are any claims which cannot be waived by law, including, without limitation, any rights you may have under applicable workers’ compensation laws and your right, if applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency. Nothing in this Release shall prevent you from filing, cooperating with, or participating in any proceeding or investigation before the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal government agency, or similar state or local agency (“Government Agencies”), or exercising any rights pursuant to Section 7 of the National Labor Relations Act.  You further understand this Release does not limit your ability to voluntarily communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Release does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, you are otherwise waiving, to the fullest extent permitted by law, any and all rights you may have to individual relief based on any Claims that you have released and any rights you have waived by signing this Release.  If any Claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a Claim in which any of the Company Parties is a party.  This Release does not abrogate your existing rights under any Company benefit plan or any plan or agreement related to equity ownership in the Company; however, it does waive, release and forever discharge Claims existing as of the date you execute this Release pursuant to any such plan or agreement.

You are waiving, however, your right to any monetary recovery should any governmental agency or entity, such as the EEOC or the DOL, pursue any claims on your behalf. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA, as amended.  You also acknowledge that (i) the consideration given to

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you in exchange for the waiver and release in this Release is in addition to anything of value to which you were already entitled, and (ii) that you have been paid for all time worked, have received all the leave, leaves of absence and leave benefits and protections for which you are eligible, and have not suffered any on‑the-job injury for which you have not already filed a claim. You further acknowledge that you have been advised by this writing that:  (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Release; (b) you have been advised hereby that you have the right to consult with an attorney prior to executing this Release; (c) you have twenty-one (21) days [in the event of a group release 21 days becomes 45 days] to consider this Release (although you may choose to voluntarily execute this Release earlier); (d) you have seven (7) days following your execution of this Release to revoke the Release; and (e) this Release shall not be effective until the date upon which the revocation period has expired unexercised, which shall be the eighth day after this Release is executed by you provided the Company has also executed the Release on or before that date (the “Release Date”).

4.          Return of Company Property.  Within ten (10) days of the effective date of the termination of employment, you agree to return to the Company all Company documents (and all copies thereof) and other Company property then in existence that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).  Receipt of the Severance described in paragraph 2 of this Release is expressly conditioned upon return of all such Company Property.

5.     Confidentiality.  The provisions of this Release will be held in strictest confidence by you and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Release in confidence to your immediate family; (b) you may disclose this Release in confidence to your attorney, accountant, auditor, tax preparer, and financial advisor; and (c) you may disclose this Release insofar as such disclosure may be required by law.  Notwithstanding the foregoing, nothing in this Release shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

6.          Proprietary Information, Inventions, Non-Competition and Non-Solicitation Obligations.  Both during and after your employment you acknowledge your continuing obligations under your Employee Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement (“Employee Proprietary Information Agreement”) not to use or disclose any confidential or proprietary information of the Company and to refrain from certain solicitation and competitive activities.  Confidential information that is also a “trade secret,” as defined by law, may be disclosed (A) if it is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other

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document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

7.          Non-Disparagement.  You agree not to disparage the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.  Notwithstanding the foregoing, nothing in this Release shall limit your right to voluntarily communicate with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, other federal government agency or similar state or local agency or to discuss the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act.

8.          No Admission.  This Release does not constitute an admission by the Company of any wrongful action or violation of any federal, state, or local statute, or common law rights, including those relating to the provisions of any law or statute concerning employment actions, or of any other possible or claimed violation of law or rights.

9.          Breach.  You agree that upon any material breach of this Release you will forfeit all amounts paid or owing to you under this Release.  Further, you acknowledge that it may be impossible to assess the damages caused by your material violation of the terms of paragraphs 4, 5, 6, and 7 of this Release and further agree that any threatened or actual material violation or breach of those paragraphs of this Release will constitute immediate and irreparable injury to the Company.  You therefore agree that any such breach of this Release is a material breach of this Release, and, in addition to any and all other damages and remedies available to the Company upon your breach of this Release, the Company shall be entitled to an injunction to prevent you from violating or breaching this Release.

10.        Miscellaneous.  This Release, together with your Employee Proprietary Information Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Release may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Release will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Release is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Release and the provision in question will be modified by the court so as to be rendered enforceable.  This Release will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of Maryland as applied to contracts made and performed entirely within the State of Maryland.

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GLYCOMIMETICS, INC.

By:
Rachel King CEO	Date

EXECUTIVE

Armand Girard	Date

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